Exhibit (t)(ii)

TCW STRATEGIC INCOME FUND, INC. N-2

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-

PROSPECTUS SUPPLEMENT

(To Prospectus dated [ ], 2025)

TCW Strategic Income Fund, Inc.

Rights for Common Stock

Transferable Rights to Subscribe for Common Stock

We are issuing transferrable rights (“Rights”) to our stockholders of record as of the close of business on [ ], 2025 (the “Record Date”) to entitle the holders of these Rights to subscribe (the “Offer”) for an aggregate of [ ] shares of common stock, par value $0.01 per share (the “Common Stock”). Our shares of Common Stock are traded on the New York Stock Exchange (“NYSE”) under the symbol “TSI.” The last reported sale price for our Common Stock on [ ], was $[ ] per share.

You should review the information set forth under “Risk Factors” in the accompanying Prospectus before investing in our Common Stock.

	Per Share	Total(1)
Subscription price of Common Stock	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	The aggregate expenses of the offering are estimated to be $[ ], which represents approximately $[ ] per share.

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in our Common Stock and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about us. Material that has been incorporated by reference and other information about us can be obtained from us by calling 1-800- FUND-TCW (1-800-386-3829) or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

STOCKHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS MAY, AT THE COMPLETION OF THE OFFERING, OWN A SMALLER PROPORTIONAL INTEREST IN THE FUND THAN IF THEY EXERCISED THEIR RIGHTS. AS A RESULT OF THE OFFERING YOU MAY EXPERIENCE DILUTION [OR ACCRETION] OF THE AGGREGATE NET ASSET VALUE (“NAV”) OF YOUR COMMON STOCK DEPENDING UPON WHETHER THE FUND’S NAV PER COMMON STOCK IS ABOVE [OR BELOW] THE SUBSCRIPTION PRICE ON THE EXPIRATION DATE. ,

Shares of the Common Stock are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [ ]. If the offer is extended, shares of the Common Stock are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [ ].

The date of this Prospectus Supplement is [ ], 2025.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to TCW Strategic Income Fund, Inc. This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offer	[To be provided.]

Amount Available for Primary Subscription	$[ ]

Title	Rights to Purchase Shares of Common Stock

Subscription Price	Rights may be exercised at a price of $[ ] per share of Common Stock (the “Subscription Price”). See “Description of the Rights Offering.”

Record Date	Rights will be issued to holders of record of the Fund’s Common Stock on [ ] (the “Record Date”). See “Description of the Rights Offering.”

Number of Rights Issued	Right will be issued in respect of each share of Common Stock of the Fund outstanding on the Record Date. See “Description of the Rights Offering.”

Number of Rights Required to Purchase One Share of Common Stock	The Fund will not issue fractional shares of Common Stock upon the exercise of Rights; accordingly, Rights may be exercised only in multiples of [ ], except that any stockholder as of the Record Date that owns fewer than [ ] shares of Common Stock as of the close of business on the Record Date is entitled to subscribe for one full share of Common Stock in the Offer. See “Description of the Rights Offering.”

Over-Subscription Privilege	[To be provided.]

Transfer of Rights	[To be provided.]

Subscription Period	The Rights may be exercised at any time after issuance and prior to expiration of the Rights, which will be 5:00 PM Eastern Time on [ ] (the “Expiration Date”) (the “Subscription Period”). See “Description of the Rights Offering.”

Offer Expenses	The expenses of the Offer are expected to be approximately $[ ]. See “Use of Proceeds.”

Sale of Rights	[To be provided.]

Use of Proceeds	The Fund estimates the net proceeds of the Offer to be approximately $[ ]. This figure is based on the Subscription Price per share of $[ ] and assumes all new shares of Common Stock offered are sold and that the expenses related to the Offer estimated at approximately $[ ] are paid. The Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately thirty (30) days after completion of the Offer; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the investment period to extend as long as three months. Pending such investment, it is anticipated that the proceeds will be held in fixed income securities and other permitted investments. See “Use of Proceeds.”

ERISA	See “Employee Benefit Plan and IRA Considerations.”

Rights Agent	[To be provided.]

DESCRIPTION OF THE RIGHTS OFFERING

[To be provided.]

TABLE OF FEES AND EXPENSES

The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our Common Stock as a percentage of net assets attributable to Common Stock. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the offering, assuming that we incur the estimated offering expenses.

Stockholder Transaction Expenses

Sales Load (as percentage of offering price)(1)	[	]%
Offering Expenses Borne by the Fund (as a percentage of offering price)(1)	[	]%
Dividend Reinvestment Plan Fees(2)	None

Percentage of Net Assets Attributable to Common Shares
Annual Expenses
Management Fees(3)	[	]%
Interest Payments on borrowed funds(4)	[	]%
Other Expenses(5)	[	]%
Acquired Fund Fees and Expenses	[	]%
Total Annual Expenses(6)	[	]%
Fee Waivers(7)	[	]%
Total Annual Expenses After Fee Waivers(7)	[	]%

(1)

The Fund has agreed to pay the Dealer Manager for its financial structuring and solicitation services a fee (i.e., the sales load) equal to [  ]% of the aggregate Subscription Price for the shares of Common Stock issued pursuant to the Offer (including pursuant to the Over-Subscription Privilege) and to reimburse the Dealer Manager for its out-of-pocket expenses up to $[ ]. The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Offer, including all reasonable out-of-pocket fees and expenses, if any and not to exceed $[ ], incurred by the Dealer Manager, Selling Group Members, Soliciting Dealers and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Offer to their customers. In addition, the Fund has agreed to pay a fee to each of the Subscription Agent and the Information Agent estimated to be $[ ] and $[ ], respectively, plus reimbursement for their out-of-pocket expenses related to the Offer. Total offering expenses (not including the sales load) are estimated to be $[ ], which assumes that the Offer is fully subscribed. The fee paid to the Dealer Manager is reflected in the table under “Sales load” and the other fees and expenses described in this note are reflected in the table under “Offering expenses.” The sales load and the offering expenses will be borne by the Fund and indirectly by all of the Fund’s stockholders, including those who do not exercise their Rights, and will result in a reduction of the NAV of the shares of Common Stock.

(2)

You will pay brokerage charges if you direct your broker or the plan agent to sell your shares of Common Stock that you acquired pursuant to a dividend reinvestment plan. You may also pay a pro rata share of brokerage commissions incurred in connection with open-market purchases pursuant to the Fund’s Dividend Reinvestment Plan. See “Dividend Reinvestment Plan” in the accompanying Prospectus.

(3)

As compensation for the investment advisory services rendered, facilities provided, and expenses borne, the Adviser is paid a monthly fee by the Fund computed at the annual rate of 0.75% of the first $100 million of the Fund’s average Managed Assets and 0.50% of the Fund’s average Managed Assets in excess of $100 million. “Managed Assets” are the NAV of Common Stock, plus the liquidation preference of any preferred shares issued by the Fund and the principal amount of any borrowings of the Fund used for leverage. The advisory fee percentage calculation assumes the use of leverage by the Fund as discussed in note (4). To derive the annual advisory fee as a percentage of the Fund’s net assets (which are the Fund’s total assets less all of the Fund’s liabilities), the Fund’s average Managed Assets for the six-month period ended June 30, 2025 (plus (i) the estimated proceeds of this Offer if fully subscribed as described in note (6) and (ii) leverage in the amount of [ ]% of such proceeds (after giving effect to such leverage)) were multiplied by the annual advisory fee rate and then divided by the Fund’s average net assets for the same period (plus the estimated proceeds of this Offer if fully subscribed as described in note (6)).

(4)

For the six-month period ended June 30, 2025, the Fund had outstanding approximately $[  ] under its Credit Facility. For purposes of preparing this table, the Fund has assumed that it will use leverage through bank borrowings representing in the aggregate [ ]% of the Fund’s Managed Assets (including the assets subject to, and obtained with the proceeds of, such borrowings) at an average annual interest rate of [ ]%. There can be no assurances that the Fund will be able to obtain such level of borrowing (or to maintain its current level of borrowing), that the terms under which the Fund borrows will not change, or that the Fund’s use of leverage will be profitable. The expenses shown under “Interest expense on bank borrowings” in the table above includes the expected interest expense on the maximum amount to which the Fund intends to borrow during the next twelve months, and the Fund currently intends during the next twelve months (i) to maintain a similar proportionate amount of borrowings but may increase such amount to 33 1/3% of the average daily value of the Fund’s total assets and (ii) not to issue preferred shares.

(5)

Does not include the sales load or other expenses of the Fund incurred in connection with the Offer, estimated at $[  ] and $[ ], respectively. However, these expenses will be borne by all holders of the Common Stock, including those who do not exercise their Rights, and result in a reduction of the NAV of the shares of Common Stock.

(6)

The [ ]% expense ratio assumes that the Offer is fully subscribed, yielding estimated net proceeds of approximately $[ ] (assuming a Subscription Price of $[ ] as of [ ], 2025), and that, as a result, based on the Fund’s average net assets for six-month period ended June 30, 2025 of $[ ], the net assets attributable to stockholders would be $[ ] upon completion of the Offer. It also assumes that net assets attributable to stockholders will not increase or decrease due to currency fluctuations. If the Offer is not fully subscribed, or if the Fund increases the amount of money that it borrows, the amount of expenses borne by the Fund’s stockholders will increase.

(7)

[The Fund and the Adviser have entered into a fee waiver agreement (the “Fee Waiver Agreement”), pursuant to which the Adviser has contractually agreed to waive its management fee from the Fund in an amount equal to any advisory fees it or its affiliates receive from the Fund’s investments in an affiliated Underlying Fund, through [ ], [2026]. Although it does not expect to do so, the Board of Directors is permitted to terminate that contract sooner in its discretion with written notice to the Adviser.]

Example

An investor would directly or indirectly pay the following expenses on a $1,000 investment in the Fund, assuming a 5% annual return. This example assumes that (i) all dividends and other distributions are reinvested at NAV, (ii) the percentage amounts listed under “Total annual expenses” above remain the same in the years shown, and (iii) the Offer is fully subscribed as described in note (6) above. This example reflects all recurring and non-recurring fees, including payment of the [   ]% sales load and other expenses incurred in connection with the Offer. For more complete descriptions of certain of the Fund’s costs and expenses, see “Management of the Fund — Advisory Agreement” in the accompanying Prospectus.

The example should not be considered a representation of future expenses or rate of return and actual Fund expenses may be greater or less than those shown.

	1 Year			3 Years			5 Years			10 Years
Total Expenses Incurred	$	[	]	$	[	]	$	[	]	$	[	]

USE OF PROCEEDS

The net proceeds of the Offer, assuming all shares of Common Stock offered hereby are sold at the estimated Subscription Price, are estimated to be approximately $[    ], after deducting the sales load and expenses associated with the Offer. The Adviser anticipates that investment of the net proceeds of the Offer in accordance with the Fund’s investment objective and policies will take approximately thirty (30) days after completion of the Offer. The Fund intends to use the proceeds of the Offer to make investments consistent with its investment objective. However, the investment of the net proceeds may take up to three (3) months from completion of the Offer, depending on market conditions and the availability of appropriate securities. See, in the accompanying Prospectus, “Description of the Rights Offering,” and “Investment Objective and Investment Strategies” and, in the Fund’s Statement of Additional Information, “Investment Restrictions.” Pending such investment, it is anticipated that the net proceeds will be invested in fixed income securities and other permitted investments. See “Investment Objective and Principal Strategies” in the accompanying Prospectus.

CAPITALIZATION

[To be provided.]

PRICE RANGE OF COMMON STOCK

The following table sets forth for the quarters indicated, the high and low sale prices on the NYSE per share of our Common Stock and the NAV and the premium or discount from NAV per share at which the Common Stock were trading, expressed as a percentage of NAV, at each of the high and low sale prices provided.

	Market Price(1)						Corresponding NAV Per Share						Corresponding Premium or Discount as a % of NAV
Quarter Ended	High			Low			High			Low			High	Low
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	[ ]%	[ ]%
(1)	Data presented are with respect to a short period of time and are not indicative of future performance.

On [    ], 2025, the Fund’s NAV was $[    ] and the last reported sale price of a share of Common Stock on the NYSE was $[    ], representing a [premium/discount] to NAV of [ ]%.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS

Dilution. As with any security, the price of the Fund’s Common Stock fluctuates with market conditions and other factors. [Shares of the Common Stock are currently trading at a [premium] [discount] to their NAV.] However, shares of closed-end investment companies frequently trade at a discount from their NAVs. This characteristic is a risk separate and distinct from the risk that the Fund’s NAV could decrease as a result of its investment activities and may be greater for stockholders expecting to sell their Common Stock in a relatively short period of time following completion of this Rights offering. The NAV of the Common Stock will be reduced immediately following this Rights offering as a result of the accrual of certain offering costs.

If you do not exercise all of your Rights, you may own a smaller proportional interest in the Fund when the Rights offering is over. In addition, you will experience an immediate dilution of the aggregate NAV per share of your Common Stock if you do not participate in the Rights offering and will experience a reduction in the NAV per share whether or not you exercise your Rights, if the Subscription Price is below the Fund’s NAV per share of Common Stock on the Expiration Date, because:

•	the offered shares of Common Stock are being sold at less than their current NAV;

•	you will indirectly bear the expenses of the Rights offering; and

•	the number of shares of Common Stock outstanding after the Rights offering will have increased proportionately more than the increase in the amount of the Fund’s net assets.

[On the other hand, if the Subscription Price is above the Fund’s NAV per share on the Expiration Date, you may experience an immediate accretion of the aggregate NAV per share of your Common Stock even if you do not exercise your Rights and an immediate increase in the NAV per share of your Common Stock whether or not you participate in the offering, because:

•	the offered shares of Common Stock are being sold at more than their current NAV after deducting the expenses of the Rights offering; and

•	the number of shares of Common Stock outstanding after the Rights offering will have increased proportionately less than the increase in the amount of the Fund’s net assets.]

[Furthermore, if you do not participate in the Over-Subscription Privilege, if it is available, your percentage ownership may also be diluted.] The Fund cannot state precisely the amount of any dilution because it is not known at this time what the NAV per share will be on the Expiration Date or what proportion of the Rights will be exercised. The impact of the Rights offering on NAV per share is shown by the following examples, assuming a $[•] Subscription Price:

Scenario 1: (assumes NAV per share is above subscription price)(1)
NAV	$	[	•]
Subscription Price	$	[	•]
Reduction in NAV($)(2)	$	[	•]
Reduction in NAV(%)		[	•]%
Scenario 2: (assumes NAV per share is below subscription price)(1)
NAV	$	[	•]
Subscription Price	$	[	•]
Increase in NAV($)(2)	$	[	•]
Increase in NAV(%)		[	•]%

(1)	[Both examples assume the full Primary Subscription and Secondary Over-Subscription Privilege are exercised.] Actual amounts may vary due to rounding.
(2)	Assumes $[•] in estimated offering expenses.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement. Any cash you receive from selling your Rights may serve as partial compensation for any possible dilution of your interest in the Fund. The Fund cannot give assurance, however, that a market for the Rights will develop or that the Rights will have any marketable value.

[The Fund’s largest stockholders could increase their percentage ownership in the Fund through the exercise of the Primary Subscription and Over-Subscription Privilege.]

[Additional risks to be provided]

RIGHTS OFFERING

This rights offering will be made in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). [Under the laws of Maryland, the Board is authorized to approve rights offerings without obtaining stockholder approval.] The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a transferable rights offering to purchase shares of Common Stock at a price below the then current NAV so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing stockholders; (ii) the offering fully protects stockholders’ preemptive rights and does not discriminate among stockholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by stockholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.

TAXATION

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by Ropes & Gray LLP, Boston, Massachusetts, counsel to the Fund in connection with this rights offering.

TCW Strategic Income Fund, Inc.

Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Common Stock

PROSPECTUS SUPPLEMENT

[  ], 2025